EXHIBIT 99.1

Educational Development Corporation Announces First Quarter 2009 Results

TULSA, Okla., July 15, 2008 (PRIME NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the first quarter of fiscal 2009, ended May 31, 2008.

EDUC reports net revenue of $7,374,800 for the quarter ended May 31, 2008, compared to $7,606,400 for the same period last year. Net earnings declined from $585,300 to $479,700 for the same period. The decline in earnings is due primarily to a 6% drop in sales to retail outlets and reserve adjustments recognized in the first quarter last year that were not available in the first quarter of this year.

While sales declined 6% for the first quarter to retail outlets, we have seen improvement and expect to report an increase for the second quarter ending August 31, 2008. Also, sales from the direct selling division have remained steady despite a challenging environment. We have maintained a strong balance sheet with over $2 million in cash and no debt. We continue to pursue potential acquisitions that would be a good fit and continue to repurchase shares as opportunities arise.

The Home Business experienced a 1% sales decline which is primarily due to a decrease in home party sales, offset by continued increases in Internet sales. We have begun a new level of rewards called the Presidents Club to help bolster the home party sales. We hold our National Sales Convention this coming weekend where training on all aspects of the business will be presented to over 600 sales consultants.

               EDUCATIONAL DEVELOPMENT CORPORATION
                      SELECTED FINANCIAL DATA
                                             Three Months Ended May 31,
                                                 2008         2007
                                                 ----         ----

 NET REVENUES                                 $7,374,800  $7,606,400
                                              ==========  ==========
 EARNINGS BEFORE INCOME TAXES                 $  768,000  $  937,800
 INCOME TAXES                                    288,300     352,500
                                              ----------  ----------
 NET EARNINGS                                 $  479,700  $  585,300
                                              ==========  ==========

 BASIC AND DILUTED EARNINGS PER SHARE:
   Basic                                      $     0.13  $     0.16
                                              ==========  ==========
   Diluted                                    $     0.13  $     0.15
                                              ==========  ==========

 WEIGHTED AVERAGE SHARES:
   Basic                                       3,704,755   3,760,101
                                              ==========  ==========
   Diluted                                     3,706,015   3,878,975
                                              ==========  ==========

About Educational Development Corporation

Educational Development Corporation sells the Usborne line of educational children's books through a multi-level sales organization of independent consultants (http://www.ubah.com), through 5,100 retail stores and over the Internet. Over 1,400 different titles are available for children of all ages, with frequent new additions.

The Educational Development logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522